Exhibit 99.5

NOTICE OF VOLUNTARY OFFERING INSTRUCTIONS (VOI)

CHESAPEAKE ENERGY CORPORATION

OFFERS TO EXCHANGE CLASS A WARRANTS, CLASS B WARRANTS, AND CLASS C WARRANTS TO ACQUIRE SHARES OF COMMON STOCK OF CHESAPEAKE ENERGY CORPORATION FOR SHARES OF COMMON STOCK OF CHESAPEAKE ENERGY CORPORATION

Pursuant to the Prospectus/Offers to Exchange Dated August 31, 2022

THE OFFERS (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, EASTERN STANDARD TIME, ON SEPTEMBER 30, 2022, UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY.

Chesapeake Energy Corporation (the “Company,” “we,” “our” and “us”), an Oklahoma corporation, has delivered to the undersigned a copy of the Prospectus/Offers to Exchange dated August 31, 2022 (the “Prospectus/Offers to Exchange”) of the Company and the related Letter of Transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”), which together set forth the offers of the Company to the holders of all of our outstanding Class A warrants (the “Class A warrants”), Class B warrants (the “Class B warrants”), and Class C warrants (the “Class C warrants,” and together with the Class A warrants and Class B warrants, the “warrants”), each to purchase shares of common stock, par value $0.01 per share (“Common Stock”), of Chesapeake Energy Corporation (the “Company”), to exchange their warrants for the applicable consideration described below (each an “Offer” and collectively, the “Offers”).

The consideration being offered to warrantholders in the Offers is as follows:

•	with respect to Class A warrants to be exchanged by an exchanging holder, the consideration offered is the Class A Exchange Consideration (as defined below);

•	with respect to Class B warrants to be exchanged by an exchanging holder, the consideration offered is the Class B Exchange Consideration (as defined below); and

•	with respect to Class C warrants to be exchanged by an exchanging holder, the consideration offered is the Class C Exchange Consideration (as defined below).

For the purposes of the Prospectus/Offers to Exchange, the following terms have the meaning ascribed to them:

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Class A Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class A Warrant Entitlement; (b) the Class A Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class A Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class A Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class A Strike Price.

“Class A Exchange Consideration” means, with respect to the Class A warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class A warrants to be exchanged by such exchanging holder; and (b) the sum of the Class A Daily Share Amounts for each day in the Observation Period for such Class A warrant; provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.

“Class A Premium” means 1.04.

“Class A Strike Price” means $25.096.

“Class A Warrant Entitlement” means 1.12.

“Class B Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class B Warrant Entitlement; (b) the Class B Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class B Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class B Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class B Strike Price.

“Class B Exchange Consideration” means, with respect to the Class B warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class B warrants to be exchanged by such exchanging holder; and (b) the sum of the Class B Daily Share Amounts for each day in the Observation Period for such Class B warrant; provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.

“Class B Premium” means 1.05.

“Class B Strike Price” means $29.182.

“Class B Warrant Entitlement” means 1.12.

“Class C Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class C Warrant Entitlement; (b) the Class C Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class C Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class C Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class C Strike Price.

“Class C Exchange Consideration” means, with respect to the Class C warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class C warrants to be exchanged by such exchanging holder; and (b) the sum of the Class C Daily Share Amounts for each day in the Observation Period for such Class C warrant; provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.

“Class C Premium” means 1.065.

“Class C Strike Price” means $32.860.

“Class C Warrant Entitlement” means 1.12.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CHK <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Observation Period” means the ten consecutive VWAP Trading Days immediately preceding October 1, 2022.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

For the avoidance of doubt, if a holder exchanges more than one (1) warrant of a particular series in the applicable Offer, then the consideration due in respect of such exchange of such series of warrants will (in the case of any warrants held through Depository Trust Company (“DTC”), to the extent permitted by, and practicable under, DTC’s procedures) be computed based on the total number of warrants of such series exchanged by such holder.

The Offers are being made to all holders of our publicly traded Class A warrants (the “Class A Warrants Offer”), Class B warrants (the “Class B Warrants Offer”), and Class C warrants (the “Class C Warrants Offer”) that were originally issued upon our emergence from Chapter 11 Bankruptcy on February 9, 2021. Currently, each holder of a Class A warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $25.096 per share, each holder of a Class B warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $29.182 per share, and each holder of a Class C warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $32.860 per share. As of August 17, 2022, there were 9,751,853 Class A warrants, 12,290,669 Class B warrants and 11,269,865 Class C warrants outstanding.

Our Common Stock, Class A warrants, Class B warrants and Class C warrants are listed on The Nasdaq Stock Market LLC (“NASDAQ”) under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively. The Class A warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class A Warrant Agreement”), between the Company and Equiniti Trust Company, as warrant agent (the “Warrant Agent”); the Class B warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class B Warrant Agreement”), between the Company and the Warrant Agent; and the Class C warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class C Warrant Agreement,” and together with the Class A Warrant Agreement and Class B Warrant Agreement, the “Warrant Agreements”), between the Company and the Warrant Agent.

No fractional shares of Common Stock will be issued pursuant to the Offers. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to an Offer will receive an amount of Common Stock calculated in accordance with the definitions of Class A Exchange Consideration, Class B Exchange Consideration or Class C Exchange Consideration, as applicable. Our obligation to complete the Offers are not conditioned on the receipt of a minimum number of tendered warrants. None of the Offers is conditioned on the completion of any other Offer.

Warrants not exchanged for the applicable exchange consideration pursuant to the Offers will remain outstanding subject to their current terms. We reserve the right in the future to repurchase any of the warrants, as applicable, at prices or terms different than what is offered in the Offers, subject to applicable law.

Each Offer is made solely upon the terms and conditions in this Prospectus/Offers to Exchange and in the related letter of transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”). Each Offer will be open until 11:59 p.m., New York City time, on September 30, 2022, or such later time and date to which we may extend (the period during which an Offer is open, giving effect to any withdrawal or extension, is referred to as an “Offer Period,” and the date and time at which an Offer Period ends is referred to as an “Expiration Date”). The Offers are not being made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw an Offer only if the conditions to such Offer are not satisfied or waived prior to the applicable Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders.

Questions and requests for assistance relating to the procedures for tendering warrants and requests for additional copies of the Prospectus/Offers to Exchange and the Letter of Transmittal may be directed to D.F. King & Co., Inc., as the information agent for the Offers (the “Information Agent”) at its address and telephone numbers listed on the back cover page of the Prospectus/Offers to Exchange. Questions regarding the Offers may also be directed to Citigroup Global Markets Inc., Cowen and Company, LLC and Intrepid Partners, LLC (the “Dealer Managers”) at their respective addresses and telephone numbers listed on the back cover page of the Prospectus/Offers to Exchange.

The undersigned hereby tenders pursuant to an Offer, on the terms and subject to the conditions of an Offer Documents, the warrants identified in the table below. The undersigned hereby agrees to be bound by the terms and conditions of the applicable Offer as set forth in the Offer Documents and agrees that the Company may enforce such agreement against the undersigned. The undersigned hereby certifies that such warrants are credited to its DTC Free Account and authorizes DTC to deduct such warrants from that account and credit such warrants to the account for the Offers established by the Exchange Agent in accordance with DTC Rules, Voluntary Offerings Procedures and other applicable procedures.

Warrants Tendered	Principal Amount of Warrants Tendered
CUSIP NO. [ ● ]	$

This form should be used only for tenders after 6:00 p.m., Eastern Standard time, on the Expiration Date. Otherwise, tenders should be made through DTC’s system or otherwise as described in the Prospectus/Offers to Exchange.

A DTC participant tendering via VOI should fill out and sign this form and then fax it to the Exchange Agent, at its fax number listed on the back cover page of the Prospectus/Offers to Exchange. Immediately after faxing this VOI, the DTC participant should telephone the Exchange Agent at its telephone number listed on the back cover page of the Prospectus/Offers to Exchange to confirm receipt and discuss any other steps it may need to take.

This VOI must be signed below by the applicable DTC participant as its name appears on a security position listing showing such DTC Participant as the owner of the warrants being tendered. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name of DTC Participant:

DTC Participant Number:

Signature:

Capacity:

Contact Person:

Telephone Number:

Date:

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of tenders of warrants will be determined by the Company in its sole discretion. The Company’s determination will be final and binding. Alternative, conditional or contingent tenders will not be considered valid. The Company and the Exchange Agent reserve the absolute right to reject any or all tenders or withdrawals of warrants that are not in proper form or the acceptance of which would, in the Company’s judgment or in the judgment of the Exchange Agent or its counsel, be unlawful. The Company and the Exchange Agent also reserve the right to waive any defects, irregularities or conditions of tender or withdrawal as to particular warrants either before or after the Expiration Date (including the right to waive the ineligibility of any security holder who seeks to tender warrants in the Offers). A waiver of any defect or irregularity with respect to the tender or withdrawal of any warrant shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender or withdrawal of any other warrants except to the extent the Company may otherwise so provide. The Company will interpret the terms and conditions of the Offers and the Company’s determination will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of warrants for exchange must be cured within the period of time the Company determines. Tenders of warrants shall not be deemed to have been made until all defects or irregularities have been waived by the Company or cured. None of the Company, its management, its board of directors, the Dealer Managers, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender or withdrawal of warrants, or will incur any liability to any holder for failure to give any such notification.

All tendering holders, by execution of a Letter of Transmittal or this Voluntary Offering Instructions form or a facsimile thereof or hereof, or delivery of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance for purchase of their warrants.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER ANY WARRANTS OR REFRAIN FROM TENDERING WARRANTS IN THE OFFERS. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE PROSPECTUS OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT.